Exhibit 99.1
News from Xerox

For Immediate Release
Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT   06856-4505
tel    +1-203-968-3000
Xerox Reports First-Quarter 2015 Earnings

First-Quarter 2015 Summary:

•	GAAP EPS from continuing operations of 16 cents

•	Adjusted EPS of 21 cents

•	Revenue of $4.5 billion, 56 percent from Services

•	Operating margin of 7.6 percent, down 1.1 percentage points year-over-year

•	Cash flow from operations of $113 million

•	Share repurchase of $216 million

NORWALK, Conn., April 24, 2015 - Xerox (NYSE: XRX) announced today first-quarter 2015 adjusted earnings per share of 21 cents. Adjusted EPS excludes 5 cents related to the amortization of intangibles, resulting in GAAP EPS from continuing operations of 16 cents.

In the first quarter, total revenue of $4.5 billion was down 6 percent or 2 percent in constant currency. Revenue from the company’s Services business, which represented 56 percent of total revenue, was $2.5 billion, down 3 percent or up 1 percent in constant currency. Services margin was 7.5 percent, down 1.1 percentage points, primarily due to higher costs in our legacy Health Enterprise platform implementations.

Revenue from the company’s Document Technology business was $1.8 billion, down 10 percent or 6 percent in constant currency. Document Technology margin was 11.1 percent, down 1.1 percentage points due to increased pension expense, as expected.

“Our earnings are in-line with the guidance we provided,” said Ursula Burns, Xerox chairman and chief executive officer. “Results in Document Technology, which included the increased impact from foreign currency, largely met our expectations. Several of our Services businesses performed well, but overall Services segment results fell short of our expectations driven by higher implementation costs in certain Health Enterprise platform accounts.”

First-quarter operating margin of 7.6 percent was down 1.1 percentage points from the same quarter a year ago. Gross margin was 31.2 percent, and selling, administrative and general expenses were 20.5 percent of revenue.

Xerox generated $113 million in cash flow from operations during the first quarter, ending the quarter with a cash balance of $872 million. The company repurchased $216 million in stock in the quarter.

2015 Guidance

We expect increased currency headwinds, softer signings and acquisition timing to impact revenue; and Services margin to be impacted by increased implementation costs in legacy Health Enterprise accounts. As a result, we are adjusting our full year expectations.

	Current 2015 Guidance	Previous 2015 Guidance
Revenue at Constant Currency	Down ~1%	Flat
Currency Impact	(4) pts	(3) - (4) pts

Services margin	8.5% - 9.0%	9.0% - 10.0%

GAAP EPS from continuing operations	$0.77 - $0.83	$0.83 - $0.89
Adjusted EPS	$0.95 - $1.01	$1.00 - $1.06

Xerox continues to expect full-year 2015 cash flow from operations of $1.7 to $1.9 billion and free cash flow from operations of $1.3 to $1.5 billion.

The company continues to expect to use its strong free cash flow and anticipated proceeds from the pending ITO divestiture to repurchase up to $1 billion in shares this year, return approximately $300 million to shareholders in dividends, and to spend up to $900 million on acquisitions.

For second-quarter 2015, Xerox expects GAAP earnings of 17 to 19 cents per share and adjusted EPS of 21 to 23 cents per share.

As we previously communicated, these results and guidance reflect the pending sale of the company’s ITO business to Atos, and the related reporting of the ITO business as a discontinued operation.

About Xerox
Xerox is a global business services, technology and document management company helping organizations transform the way they manage their business processes and information. Headquartered in Norwalk, Conn., we have more than 140,000 Xerox employees and do business in more than 180 countries. Together, we provide business process services, printing equipment, hardware and software technology for managing information -- from data to documents. Learn more at www.xerox.com.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the first-quarter 2015 as well as for the second-quarter and full-year 2015 guidance that excludes certain items.

•	Operating margin for the first-quarter 2015 that excludes certain expenses.

•	Constant Currency revenue growth for the first quarter 2015 as well as for the full-year 2015, which excludes the effects of currency translation.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include, but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2014 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission. Xerox assumes no obligation to update any forward looking statements as a result of new information or future events or developments, except as required by law.

On December 18, 2014, Xerox announced that it had entered into an agreement to sell its Information Technology Outsourcing (“ITO”) business to Atos S.E. The transaction is subject to customary closing conditions and regulatory approval and is expected to close in the second quarter of 2015. As a result of the pending sale of the ITO business and having met applicable accounting requirements, Xerox is reporting the ITO business as a discontinued operation.  The forward looking statements contained in this release are subject to the risk that the sale of the ITO business may not occur on the terms, within the time frame and/or in the manner previously disclosed, if at all.

-XXX-

Media Contacts:
Sean Collins, Xerox, +1-310-497-9205, sean.collins2@xerox.com
Karen Arena, Xerox, +1-732-407-8510, karen.arena@xerox.com

Investor Contacts:
Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com
Troy Anderson, Xerox, +1-203-849-2672, troy.anderson@xerox.com

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Xerox Corporation
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(in millions, except per-share data)	2015	2014	% Change
Revenues
Sales	$1,126	$1,257	(10)%
Outsourcing, maintenance and rentals	3,253	3,414	(5)%
Financing	90	100	(10)%
Total Revenues	4,469	4,771	(6)%
Costs and Expenses
Cost of sales	674	778	(13)%
Cost of outsourcing, maintenance and rentals	2,368	2,454	(4)%
Cost of financing	33	36	(8)%
Research, development and engineering expenses	141	145	(3)%
Selling, administrative and general expenses	915	945	(3)%
Restructuring and asset impairment charges	14	26	(46)%
Amortization of intangible assets	77	77	—%
Other expenses, net	46	39	18%
Total Costs and Expenses	4,268	4,500	(5)%
Income before Income Taxes & Equity Income(1)	201	271	(26)%
Income tax expense	39	42	(7)%
Equity in net income of unconsolidated affiliates	34	42	(19)%
Income from Continuing Operations	196	271	(28)%
Income from Discontinued Operations, net of tax	34	15	*
Net Income	230	286	(20)%
Less: Net income attributable to noncontrolling interests	5	5	—%
Net Income Attributable to Xerox	$225	$281	(20)%

Amounts attributable to Xerox:
Net Income from continuing operations	$191	$266	(28)%
Net Income from discontinued operations	34	15	*
Net Income attributable to Xerox	$225	$281	(20)%

Basic Earnings per Share:
Continuing Operations	$0.17	$0.22	(23)%
Discontinued Operations	0.03	0.01	*
Total Basic Earnings per Share	$0.20	$0.23	(13)%
Diluted Earnings per Share:
Continuing Operations	$0.16	$0.22	(27)%
Discontinued Operations	0.03	0.01	*
Total Diluted Earnings per Share	$0.19	$0.23	(17)%
* Percent change not meaningful.
(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive (Loss) Income (Unaudited)

	Three Months Ended March 31,
(in millions)	2015	2014
Net Income	$230	$286
Less: Net income attributable to noncontrolling interests	5	5
Net Income Attributable to Xerox	225	281

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	(509)	(1)
Unrealized gains, net	29	26
Changes in defined benefit plans, net	98	(84)
Other Comprehensive Loss, Net	(382)	(59)
Less: Other comprehensive loss, net attributable to noncontrolling interests	(1)	—
Other Comprehensive Loss, Net Attributable to Xerox	(381)	(59)

Comprehensive (Loss) Income, Net	(152)	227
Less: Comprehensive income, net attributable to noncontrolling interests	4	5
Comprehensive (Loss) Income, Net Attributable to Xerox	$(156)	$222

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	March 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$872	$1,411
Accounts receivable, net	2,721	2,652
Billed portion of finance receivables, net	117	110
Finance receivables, net	1,313	1,425
Inventories	1,009	934
Assets of discontinued operations	1,324	1,260
Other current assets	1,002	1,082
Total current assets	8,358	8,874
Finance receivables due after one year, net	2,558	2,719
Equipment on operating leases, net	496	525
Land, buildings and equipment, net	1,087	1,123
Investments in affiliates, at equity	1,383	1,338
Intangible assets, net	1,947	2,031
Goodwill	8,723	8,805
Other long-term assets	2,105	2,243
Total Assets	$26,657	$27,658
Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,333	$1,427
Accounts payable	1,471	1,584
Accrued compensation and benefits costs	770	754
Unearned income	424	431
Liabilities of discontinued operations	353	371
Other current liabilities	1,380	1,509
Total current liabilities	5,731	6,076
Long-term debt	6,265	6,314
Pension and other benefit liabilities	2,797	2,847
Post-retirement medical benefits	850	865
Other long-term liabilities	419	498
Total Liabilities	16,062	16,600
Series A Convertible Preferred Stock	349	349
Common stock	1,113	1,124
Additional paid-in capital	4,151	4,283
Treasury stock, at cost	(147)	(105)
Retained earnings	9,631	9,491
Accumulated other comprehensive loss	(4,540)	(4,159)
Xerox shareholders’ equity	10,208	10,634
Noncontrolling interests	38	75
Total Equity	10,246	10,709
Total Liabilities and Equity	$26,657	$27,658
Shares of common stock issued	1,113,217	1,124,354
Treasury stock	(11,048)	(7,609)
Shares of common stock outstanding	1,102,169	1,116,745

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2015	2014
Cash Flows from Operating Activities:
Net income	$230	$286
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	296	345
Provision for receivables	18	16
Provision for inventory	6	10
Net gain on sales of businesses and assets	(12)	(30)
Undistributed equity in net income of unconsolidated affiliates	(31)	(42)
Stock-based compensation	22	26
Restructuring and asset impairment charges	14	27
Payments for restructurings	(31)	(36)
Contributions to defined benefit pension plans	(41)	(37)
Increase in accounts receivable and billed portion of finance receivables	(239)	(239)
Collections of deferred proceeds from sales of receivables	72	120
Increase in inventories	(126)	(60)
Increase in equipment on operating leases	(70)	(57)
Decrease in finance receivables	72	36
Collections on beneficial interest from sales of finance receivables	15	21
Increase in other current and long-term assets	(71)	(94)
(Decrease) increase in accounts payable and accrued compensation	(17)	8
Decrease in other current and long-term liabilities	(26)	(26)
Net change in income tax assets and liabilities	32	29
Net change in derivative assets and liabilities	(12)	(1)
Other operating, net	12	(16)
Net cash provided by operating activities	113	286
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(75)	(84)
Proceeds from sales of land, buildings and equipment	16	33
Cost of additions to internal use software	(20)	(19)
Proceeds from sale of businesses	3	—
Acquisitions, net of cash acquired	(28)	(54)
Other investing, net	6	4
Net cash used in investing activities	(98)	(120)
Cash Flows from Financing Activities:
Net (payments) proceeds on debt	(150)	4
Common stock dividends	(70)	(68)
Preferred stock dividends	(6)	(6)
Proceeds from issuances of common stock	10	20
Excess tax benefits from stock-based compensation	2	3
Payments to acquire treasury stock, including fees	(216)	(275)
Repurchases related to stock-based compensation	(1)	(1)
Distributions to noncontrolling interests	(54)	(16)
Other financing	—	(10)
Net cash used in financing activities	(485)	(349)
Effect of exchange rate changes on cash and cash equivalents	(69)	(14)
Decrease in cash and cash equivalents	(539)	(197)
Cash and cash equivalents at beginning of period	1,411	1,764
Cash and Cash Equivalents at End of Period	$872	$1,567

Financial Review
On December 18, 2014, Xerox Corporation announced that it had entered into an agreement to sell its Information Technology Outsourcing (ITO) business to Atos S.E. (Atos). The transaction is subject to customary closing conditions and regulatory approval and is expected to close in second quarter 2015. As a result of the pending sale of the ITO business and having met applicable accounting requirements, Xerox is reporting the ITO business as a discontinued operation. Prior period results have been revised to reflect this change. Refer to the “Discontinued Operations” section for further details.

Revenues

	Three Months Ended March 31,				% of Total Revenue
(in millions)	2015	2014	% Change	CC % Change	2015	2014
Equipment sales	$624	$715	(13)%	(8)%	14%	15%
Annuity revenue	3,845	4,056	(5)%	(1)%	86%	85%
Total Revenue	$4,469	$4,771	(6)%	(2)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,126	$1,257	(10)%	(7)%
Less: Supplies, paper and other sales	(502)	(542)	(7)%	(5)%
Equipment Sales	$624	$715	(13)%	(8)%
Outsourcing, maintenance and rentals	$3,253	$3,414	(5)%	(1)%
Add: Supplies, paper and other sales	502	542	(7)%	(5)%
Add: Financing	90	100	(10)%	(3)%
Annuity Revenue	$3,845	$4,056	(5)%	(1)%
CC - Constant Currency (See "Non-GAAP Financial Measures" section)

First quarter 2015 total revenues decreased 6% as compared to first quarter 2014, with a 4-percentage point negative impact from currency. The 4-percentage point negative impact from currency reflects the significant weakening of our major foreign currencies against the U.S. Dollar as compared to the prior year. On a revenue weighted basis, our major European currencies and the Canadian dollar were approximately 17% weaker against the U.S. dollar as compared to the prior year. Revenues from these major foreign currencies comprise approximately 25% of our Consolidated revenues. First quarter 2015 total revenues reflect the following:

•	Annuity revenue decreased 5% as compared to first quarter 2014, with a 4-percentage point negative impact from currency. Annuity revenue is comprised of the following:

◦
Outsourcing, maintenance and rentals revenue includes outsourcing revenue within the Services segment, and maintenance revenue (including bundled supplies) and rental revenue primarily within the Document Technology segment. The decrease of 5% was due to a 4-percentage point negative impact from currency, and a decline in the Document Technology segment mostly offset by growth in the Services segment.

◦
Supplies, paper and other sales includes unbundled supplies and other sales, primarily within the Document Technology segment. The decrease of 7% was primarily due to a 2-percentage point negative impact from currency and reduced supplies demand primarily due to lower equipment sales in prior periods and continued weakness in developing markets.

◦
Financing revenue is generated from financed sale transactions primarily within the Document Technology segment. The decrease of 10% reflects a 7-percentage point negative impact from currency and a lower finance receivable balance due to lower originations from reduced equipment sales.

•
Equipment sales revenue is reported primarily within our Document Technology segment and the Document Outsourcing business within our Services segment. Equipment sales revenue decreased 13% as compared to first quarter 2014, with a 5-percentage point negative impact from currency. The decline was driven by lower entry and production equipment sales as well as overall price declines that continue to be within our historical range of 5% to 10%.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
	2015	2014	B/(W)
Total Gross Margin	31.2%	31.5%	(0.3) pts.
RD&E as a % of Revenue	3.2%	3.0%	(0.2) pts.
SAG as a % of Revenue	20.5%	19.8%	(0.7) pts.

Operating Margin (1)	7.6%	8.7%	(1.1) pts.

Pre-tax Income Margin	4.5%	5.7%	(1.2) pts.
Operating Margin
First quarter 2015 operating margin1 of 7.6% decreased 1.1-percentage points as compared to first quarter 2014, driven by a 0.9-percentage point increase in operating expenses as a percent of revenue and a 0.3-percentage point decrease in gross margin. The operating margin reduction reflects lower revenue and higher costs associated with our Government Healthcare Health Enterprise platform implementations as well as higher year-over-year pension expense and settlement losses (collectively referred to as “pension expense”). These negative impacts were partially offset by benefits from restructuring and productivity improvements and moderating net currency benefits primarily from yen-based purchases. We continue to expect higher year-over-year pension expense throughout 2015 as a result of changes in the discount rate and the estimated impact on settlement losses.
Gross Margin
Gross margin of 31.2% declined 0.3-percentage point as compared to first quarter 2014. Document Technology gross margin increased 0.8-percentage points while Services gross margin decreased 0.3-percentage points year-over-year. These impacts combined with the higher proportion of our revenue from Services (which historically has a lower gross margin) resulted in a modest reduction in overall gross margin.

Additional analysis of the change in gross margin for each business segment is included in the “Segment Review” section.

Research, Development and Engineering Expenses (RD&E)
First quarter 2015 RD&E as a percentage of revenue of 3.2% increased 0.2-percentage points from first quarter 2014. This increase was due primarily to the total company revenue decline and was only partially offset by benefits from the higher mix of Services revenue (which historically has lower RD&E as a percentage of revenue) and modest restructuring and productivity improvements.
RD&E of $141 million was $4 million lower than first quarter 2014, reflecting the impact of restructuring and productivity improvements. Innovation at Xerox is a core strength, and we continue to invest at levels that enhance our competitiveness, particularly in Services, color and software. R&D is strategically coordinated with Fuji Xerox.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 20.5% increased 0.7-percentage points from first quarter 2014. The increase was driven by increased investments in Services and higher pension and bad debt expense while total company revenue declined, partially offset by the higher mix of Services revenue (which historically has lower SAG as a percentage of revenue) and restructuring and productivity improvements.

SAG of $915 million was $30 million lower than first quarter 2014. SAG expenses include a $36 million favorable impact from currency and reflect the following:

•	$34 million decrease in selling expenses.

•	$2 million decrease in general and administrative expenses.

•
$6 million increase in bad debt expense as the first quarter 2014 benefit from a prior period write-off recovery did not repeat. First quarter 2015 bad debt expense remained at less than one percent of receivables.

Restructuring and Asset Impairment Charges
During first quarter 2015, we recorded net restructuring and asset impairment charges of $14 million, which includes $21 million of severance costs related to headcount reductions of approximately 580 employees worldwide and $1 million of lease cancellation costs. These costs were partially offset by $8 million of net reversals for changes in estimated reserves from prior period initiatives.
During first quarter 2014, we recorded net restructuring and asset impairment charges of $26 million, which included $27 million of severance costs related to headcount reductions of approximately 1,200 employees worldwide, $1 million of lease cancellation costs and $4 million of asset impairments. These costs were partially offset by $6 million of net reversals for changes in estimated reserves from prior period initiatives.
The restructuring reserve balance as of March 31, 2015 for all programs was $74 million, of which $73 million is expected to be spent over the next twelve months.
In second quarter 2015, we expect to incur additional restructuring charges of approximately $0.02 per diluted share for actions and initiatives that have not yet been finalized.
Worldwide Employment
Worldwide employment of approximately 145,600 as of March 31, 2015 decreased by approximately 1,900 from December 31, 2014, due primarily to the impact of restructuring actions and productivity improvements. Total headcount includes approximately 9,800 employees who are expected to transfer to Atos upon closure of the sale of our ITO business.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2015	2014
Non-financing interest expense	$56	$63
Interest income	(2)	(2)
Gains on sales of businesses and assets	(16)	(30)
Currency losses, net	6	1
Litigation matters	(1)	(1)
Loss on sales of accounts receivables	3	4
Deferred compensation investment gains	(4)	(2)
All other expenses, net	4	6
Total Other Expenses, Net	$46	$39
Non-financing interest expense
First quarter 2015 non-financing interest expense of $56 million was $7 million lower than first quarter 2014. When combined with financing interest expense (cost of financing), total company interest expense declined by $10 million from first quarter 2014, driven by a lower average cost of debt and a lower average debt balance.
Currency losses, net
First quarter 2015 currency losses are primarily related to volatility in worldwide exchange rates.

Gains on sales of businesses and assets
During first quarter 2015, we sold surplus technology assets and recognized a $14 million gain on the sale. During first quarter 2014, we sold a surplus facility in Latin America and recognized a $30 million gain on the sale.

Income Taxes
First quarter 2015 effective tax rate was 19.4%. On an adjusted basis1, first quarter 2015 tax rate was 24.5%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends from our foreign subsidiaries and the geographical mix of profits.
First quarter 2014 effective tax rate was 15.5%. On an adjusted basis1, first quarter 2014 tax rate was 20.4%, which was lower than the U.S. statutory tax rate primarily due to a net benefit of $33 million resulting from the redetermination of certain unrecognized tax positions upon conclusion of several audits as well as foreign tax credits from anticipated dividends.
Xerox operations are widely dispersed. The statutory tax rate in most non-U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 12-percentage points from these non-U.S. operations, which is slightly higher than 2014 due to the geographical mix of profits.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization, we anticipate that our effective tax rate for second quarter and full year 2015 will be approximately 25% to 27%.
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. First quarter 2015 equity income was $34 million, a decrease of $8 million compared to first quarter 2014. The decrease is driven primarily by translation currency impacts. Equity income in first quarter 2015 and 2014 includes $1 million and $3 million, respectively, of charges related to our share of Fuji Xerox after-tax restructuring.

Net Income
First quarter 2015 net income from continuing operations attributable to Xerox was $191 million, or $0.16 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $239 million, or $0.21 per diluted share. First quarter 2015 adjustments to net income reflect the amortization of intangible assets.

First quarter 2014 net income from continuing operations attributable to Xerox was $266 million, or $0.22 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $314 million, or $0.26 per diluted share. First quarter 2014 adjustments to net income reflect the amortization of intangible assets.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the first quarter adjustments to net income.
The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Discontinued Operations
Information Technology Outsourcing (ITO):
In December 2014, we announced a definitive agreement to sell our ITO business to Atos for $1.05 billion. The final sales price is subject to closing balance sheet related adjustments as well as the potential for additional consideration of $50 million contingent on the condition of certain assets at closing. The transaction is subject to customary closing conditions and regulatory approval and is expected to close in second quarter 2015.
As a result of this pending transaction and having met applicable accounting requirements, we are reporting the ITO business ("disposal group") as held for sale and a Discontinued Operation.
In fourth quarter 2014, we recorded a net pre-tax loss of $181 million related to the pending sale, reflecting the write-down of the carrying value of the ITO disposal group, inclusive of goodwill, to its estimated fair value less costs to sell. In first quarter 2015, we recorded an additional net pre-tax loss of $4 million related to the adjustment of estimates regarding asset values and related expenses associated with the disposal. In addition, upon final disposal of the business, we expect to record additional tax expense of approximately $75 million within Discontinued Operations primarily related to the difference between the book basis and tax basis of allocated goodwill. All of the assets and liabilities of the ITO business are reported as held for sale at March 31, 2015 and are included in Assets and Liabilities of Discontinued Operations, respectively, in the Condensed Consolidated Balance Sheet at March 31, 2015.

Other Discontinued Operations:

Other discontinued operations includes the 2014 closure of Xerox Audio Visual Solutions, Inc. (XAV) and the 2014 sale of our Truckload Management Services, Inc. (TMS) business.

Summarized financial information for our Discontinued Operations is as follows:

	Three Months Ended March 31,
	2015			2014
(in millions)	ITO	Other	Total	ITO	Other	Total
Revenues	$311	$—	$311	$328	$22	$350
Income (loss) from operations (1) (2)	$61	$—	$61	$21	$(1)	$20
(Loss) gain on disposal	(4)	—	(4)	—	2	2
Net income before income taxes	57	—	57	21	1	22
Income tax expense	(23)	—	(23)	(7)	—	(7)
Income from discontinued operations, net of tax	$34	$—	$34	$14	$1	$15

(1)
ITO Income from operations for first quarter 2015 excludes approximately $39 million of depreciation and amortization expenses (including $7 million for intangibles amortization) since the business is held for sale.

(2)	ITO Income from operations for first quarter 2014 includes intangible amortization and other expenses of approximately $8 million.

Segment Review

	Three Months Ended March 31,
(in millions)	Equipment Sales Revenue	Annuity Revenue	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2015
Services	$97	$2,417	$2,514	56%	$189	7.5%
Document Technology	509	1,321	1,830	41%	203	11.1%
Other	18	107	125	3%	(62)	(49.6)%
Total	$624	$3,845	$4,469	100%	$330	7.4%
2014
Services	$116	$2,469	$2,585	54%	$222	8.6%
Document Technology	576	1,468	2,044	43%	249	12.2%
Other	23	119	142	3%	(50)	(35.2)%
Total	$715	$4,056	$4,771	100%	$421	8.8%
Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services
Our Services segment comprises two service offerings: Business Process Outsourcing (BPO) and Document Outsourcing (DO).
Services Revenue Breakdown:

	Three Months Ended March 31,
(in millions)	2015	2014	% Change	CC % Change
Business Processing Outsourcing	$1,734	$1,767	(2)%	1%
Document Outsourcing	780	818	(5)%	2%
Total Revenue - Services	$2,514	$2,585	(3)%	1%
Note: The above table has been revised to reflect the reclassification of the ITO business to Discontinued Operations and excludes intercompany revenue.

Revenue
First quarter 2015 Services revenue of $2,514 million was 56% of total revenue and decreased 3% from first quarter 2014, with a 4-percentage point negative impact from currency.

•
BPO revenue decreased 2%, with a 3-percentage point negative impact from currency, and represented 69% of total Services revenue. Growth from acquisitions and organic growth in several lines of business was partially offset by a combined 4.0-percentage point anticipated decline from the run-off of the student loan business and the Texas Medicaid contract. This negative year-over-year impact pressured total Services revenue growth by 2.7-percentage points and will dissipate in the second half of 2015.

◦
In first quarter 2015, BPO revenue mix across the major business areas was as follows: Commercial Business Groups (excluding healthcare) - 45%; Public Sector - 27%; Commercial Healthcare - 15%; and Government Healthcare - 13%.

•
DO revenue decreased 5%, with a 7-percentage point negative impact from currency, and represented 31% of total Services revenue. Growth in our partner print services offerings was partially offset by declines in non-U.S. markets due to contract run-off and new contract ramp timing.

Segment Margin
First quarter 2015 Services segment margin of 7.5% decreased by 1.1-percentage points from first quarter 2014, driven by a modest decline in gross margin and increased SAG. Operating margins improved across Document Outsourcing and several BPO lines of business. Lower revenue and increased expenses associated with our Government Healthcare Health Enterprise platform implementations, targeted investments in go-to-market and leadership resources and increased compensation and benefit expenses, combined with price declines that were consistent with prior periods, more than offset productivity improvements and restructuring benefits.

Metrics
Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. First quarter 2015 Services signings were $2.4 billion in Total Contract Value (“TCV”).

•	BPO signings of $1.8 billion TCV

•	DO signings of $630 million TCV
Signings declined 13% from first quarter 2014. The reduction reflects a decline in new business signings and a measurably lower level of renewal decision opportunities. Signings on a trailing twelve month (“TTM”) basis decreased 10% from the comparable prior year period. New business annual recurring revenue (“ARR”) and non-recurring revenue (“NRR”) decreased 26% from first quarter 2014 and decreased 17% on a TTM basis. DO signings do not include signings from our growing partner print services offerings. As of March 31, 2015, there were two significant new business opportunities with combined TCV in excess of $1 billion that were awarded in 2014 but were not signed and approved, the New York MMIS and Florida Tolling contracts. The New York MMIS contract was finalized in April 2015, and we expect the Florida Tolling contract to be finalized in second quarter 2015.
Note: TCV is the estimated total contractual revenue related to future contracts in the pipeline or signed contracts, as applicable.

Renewal rate (Total Services)
Renewal rate is defined as the ARR on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. The combined first quarter 2015 contract renewal rate for BPO and DO contracts was 91%, which was modestly above our target range of 85%-90%. Total renewal decision opportunities in the quarter were measurably below first quarter 2014.

Pipeline
The sales pipeline includes the TCV of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million. Our total Services sales pipeline declined 7% from fourth quarter 2014. Due to the fourth quarter 2014 pipeline adjustments that removed the ITO business, reflected the realignment of our Services go-to-market resources into industry focused business groups and revised the pipeline qualification criteria, we will be comparing against the fourth quarter 2014 pipeline throughout 2015.

Document Technology
Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.
Document Technology Revenue Breakdown:

	Three Months Ended March 31,
(in millions)	2015	2014	% Change	CC % Change
Equipment sales	$509	$576	(12)%	(8)%
Annuity revenue	1,321	1,468	(10)%	(5)%
Total Revenue	$1,830	$2,044	(10)%	(6)%
First quarter 2015 Document Technology revenue of $1,830 million decreased 10% from first quarter 2014, with a 4-percentage point negative impact from currency. Document Technology revenues exclude Document Outsourcing. Inclusive of Document Outsourcing, first quarter 2015 aggregate document-related revenue decreased 9% from first quarter 2014, with a 5-percentage point negative impact from currency. Document Technology segment revenue results included the following:

•
Equipment sales revenue decreased 12% from first quarter 2014, with a 4-percentage point negative impact from currency. The equipment sales decrease reflects lower sales of entry and production products and overall price declines that were within our historical range of 5% to 10%.

•
Annuity revenue decreased 10% from first quarter 2014, with a 5-percentage point negative impact from currency. The Annuity revenue reflects a modest decline in total pages, continued migration of customers to our partner print services offering (included in our Services segment), lower supplies demand and reduced financing revenue reflecting a lower finance receivables balance due to lower originations.

Document Technology revenue mix was 57% mid-range, 23% high-end and 20% entry, consistent with recent quarters.
Segment Margin
First quarter 2015 Document Technology segment margin of 11.1% decreased 1.1-percentage points from first quarter 2014, including a 0.8-percentage point increase in gross margin. The gross margin improvement reflects a moderating net currency benefit primarily from yen-based purchases, restructuring and cost initiative benefits, and favorable revenue mix that more than offset consistent price declines and the anticipated increase in pension costs. SAG increased as a percent of revenue as higher pension and bad debt expense and the impact of overall lower revenues more than offset benefits from restructuring and productivity improvements.

Total Installs (Document Technology and Document Outsourcing)2
Install activity includes Document Outsourcing and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:
Entry
Higher declines in developing markets, including Eurasia, are more than offsetting the benefits of new product launches and other Entry go-to-market investments over the last several quarters.

•	1% increase in color printers.

•	30% decrease in color multifunction devices.

•	22% decrease in black-and-white multifunction devices.

Mid-Range

•	1% decrease in mid-range color is consistent with recent quarters.

•	1% decrease in mid-range black-and-white is consistent with recent quarters.

High-End

•
8% increase in high-end color systems driven primarily by the new Versant product. Excluding Fuji Xerox digital front-end sales, high-end color installs decreased 26% due to timing of customer orders and product launches.

•	5% decrease in high-end black-and-white systems reflects the overall market dynamics in this segment.

Other
Revenue
First quarter 2015 Other revenue of $125 million decreased 12% from first quarter 2014, with a negative 1-percentage point impact from currency. The decrease is due primarily to lower IT and networking hardware and services sales and modestly lower paper and wide-format sales. Total paper revenue (all within developing markets) comprised over 40% of Other segment revenue in the quarter.
Segment Loss
First quarter 2015 Other segment loss of $62 million increased $12 million from first quarter 2014, primarily driven by lower gains on asset sales. Non-financing interest expense as well as all Other expenses, net (excluding Deferred compensation investment gains) are reported within the Other segment.
Notes:
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(2) Revenue from Document Outsourcing installations is reported in the Services segment.

Capital Resources and Liquidity
The following table summarizes our cash and cash equivalents for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
(in millions)	2015	2014	Change
Net cash provided by operating activities	$113	$286	$(173)
Net cash used in investing activities	(98)	(120)	22
Net cash used in financing activities	(485)	(349)	(136)
Effect of exchange rate changes on cash and cash equivalents	(69)	(14)	(55)
Decrease in cash and cash equivalents	(539)	(197)	(342)
Cash and cash equivalents at beginning of period	1,411	1,764	(353)
Cash and Cash Equivalents at End of Period	$872	$1,567	$(695)

Cash Flows from Operating Activities
Net cash provided by operating activities was $113 million in first quarter 2015. The $173 million decrease in operating cash from first quarter 2014 was primarily due to the following:

•	$79 million decrease in pre-tax income before depreciation and amortization, gain on sales of businesses and assets and restructuring.

•
$66 million decrease primarily due to the timing of purchases, the impact from lower than expected sales volume in certain product lines and post sale consumables, as well as higher levels of in transit inventory.

•	$48 million decrease from accounts receivable primarily due to the timing of collections.

•	$25 million decrease from accounts payable and accrued compensation primarily related to the timing of accounts payable payments.

•	$30 million increase from finance receivables primarily related to a lower impact from prior period sales of receivables. See Sales of Finance Receivables for further discussion.

•	$14 million increase from lower spending from product software and up-front costs.

Cash flow from operations in first quarter 2015 and 2014 include a use of cash of $13 million and $32 million, respectively, related to our ITO business.

Cash Flows from Investing Activities
Net cash used in investing activities was $98 million in first quarter 2015. The $22 million decrease in the use of cash from first quarter 2014 was primarily due to the following:

•
$26 million decrease in acquisitions. First quarter 2015 reflects the acquisition of Intrepid Learning Solutions, Inc. for $28 million while first quarter 2014 reflects the acquisition of Invoco Holding GmbH for $54 million.

•
$14 million lower proceeds from the sale of assets and businesses. First quarter 2014 included a sale of a surplus facility in Latin America for $32 million while first quarter 2015 reflects a few smaller transactions.

Capital expenditures (including internal use software) in first quarter 2015 and 2014 include approximately $20 million in each year related to our ITO business.

Cash Flows from Financing Activities
Net cash used in financing activities was $485 million in first quarter 2015. The $136 million increase in the use of cash from first quarter 2014 was primarily due to the following:

•
$154 million increase from net debt activity primarily due to the first quarter 2015 payment of $1 billion on Senior Notes offset by net proceeds of $648 million from the issuance of Senior Notes and an increase of $204 million in Commercial Paper.

•	$38 million increase due to higher distributions to noncontrolling interests.

•	$59 million decrease in share repurchases.

Customer Financing Activities
The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	March 31, 2015	December 31, 2014
Total Finance receivables, net (1)	$3,988	$4,254
Equipment on operating leases, net	496	525
Total Finance Assets, net (2)	$4,484	$4,779
____________________________

(1)	Include (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	Change from December 31, 2014 includes a decrease of $216 million due to currency across all Finance Assets.

The following summarizes our debt:

(in millions)	March 31, 2015	December 31, 2014
Principal debt balance(1)	$7,580	$7,722
Net unamortized discount	(54)	(54)
Fair value adjustments(2)
- terminated swaps	63	68
- current swaps	9	5
Total Debt	$7,598	$7,741
____________________________

(1)	Includes Commercial Paper of $354 million as of March 31, 2015, and Notes Payable of $1 million and Commercial Paper of $150 as of December 31, 2014.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

	March 31, 2015	December 31, 2014
(in millions)
Financing Debt(1)	$3,924	$4,182
Core Debt	3,674	3,559
Total Debt	$7,598	$7,741
____________________________

(1)
Financing Debt includes $3,490 million and $3,722 million as of March 31, 2015 and December 31, 2014, respectively, of debt associated with Total Finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Capital Market Activity - Senior Notes
In March 2015, we issued $400 million of 2.75% Senior Notes due 2020 and $250 million of 4.80% Senior Notes due 2035 resulting in aggregate net proceeds of $648 million. Interest on the Senior Notes is payable semi-annually. Debt issuance costs of $6 million were paid and deferred with the issuance of these Senior Notes. The proceeds were used for general corporate purposes, which included repayment of a portion of our outstanding borrowings.

Sales of Accounts Receivable
Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales for the periods presented were as follows:

	Three Months Ended March 31,
(in millions)	2015	2014
Accounts receivable sales	$602	$822
Deferred proceeds	62	124
Loss on sales of accounts receivable	3	4
Estimated increase to operating cash flows (1)	17	11
____________________________

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables
In 2013 and 2012, we transferred our entire interest in certain groups of lease finance receivables to third-party entities. The transfers were accounted for as sales and resulted in the de-recognition of lease receivables with a net carrying value of $676 million in 2013 and $682 million in 2012, respectively. We continue to service the sold receivables and record servicing fee income over the expected life of the associated receivables.
The net impact on operating cash flows from these transactions for the periods presented is summarized below:

	Three Months Ended March 31,
(in millions)	2015	2014
Impact from prior sales of finance receivables (1)	$(105)	$(149)
Collections on beneficial interest	18	26
Estimated decrease to operating cash flows	$(87)	$(123)
____________________________

(1)	Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.
On December 18, 2014, Xerox announced that it had entered into an agreement to sell its Information Technology Outsourcing (ITO) business to Atos. The transaction is subject to customary closing conditions and regulatory approval and is expected to close in second quarter 2015. As a result of the pending sale of the ITO business and having met applicable accounting requirements, Xerox is reporting the ITO business as a discontinued operation. The forward looking statements contained in this release are subject to the risk that the sale of the ITO business may not occur on the terms, within the time and/or in the manner as previously disclosed, if at all.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2015 first quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures
To better understand the trends in our business, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of certain items as well as their related income tax effects.

•	Net income and Earnings per share (EPS)

•	Effective tax rate
In 2015 and 2014 we adjusted for the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
We also calculate and utilize an Operating income and margin earnings measure by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the amortization of intangible assets, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees pursuant to formal restructuring and workforce reduction plans. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$191	$0.16	$266	$0.22
Adjustments:
Amortization of intangible assets	48	0.05	48	0.04
Adjusted	$239	$0.21	$314	$0.26
Weighted average shares for adjusted EPS(2)		1,127		1,225
Fully diluted shares at end of period(3)		1,146
____________________________

(1)	Net Income and EPS from continuing operations attributable to Xerox.

(2)
Average shares for the calculation of adjusted EPS for first quarter 2015 exclude 27 million of shares associated with the Series A convertible preferred stock as to include these shares would be anti-dilutive and therefore the related quarterly dividend was included. For first quarter 2014, these shares were included in the adjusted EPS calculation and therefore the related quarterly dividend was excluded.

(3)
Represents common shares outstanding at March 31, 2015 as well as shares associated with our Series A convertible preferred stock plus dilutive potential common shares as used for the calculation of diluted earnings per share in first quarter 2015.

Guidance:

Earnings Per Share
	Q2 2015	FY 2015
GAAP EPS from Continuing Operations	$0.17 - $0.19	$0.77 - $0.83
Adjustments:
Amortization of intangible assets	0.04	0.18
Adjusted EPS	$0.21 - $0.23	$0.95 - $1.01
____________________________
Note: GAAP and Adjusted EPS guidance includes anticipated restructuring

Effective Tax reconciliation:

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$201	$39	19.4%	$271	$42	15.5%
Adjustments:
Amortization of intangible assets	77	29		77	29
Adjusted	$278	$68	24.5%	$348	$71	20.4%
____________________________

(1)	Pre-Tax Income and Income Tax Expense from continuing operations attributable to Xerox.

Operating Income / Margin reconciliation:

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income(1)	$201	$4,469	4.5%	$271	$4,771	5.7%
Adjustments:
Amortization of intangible assets	77			77
Xerox restructuring charge	14			26
Other expenses, net	46			39
Adjusted Operating	$338	$4,469	7.6%	$413	$4,771	8.7%
Equity in net income of unconsolidated affiliates	34			42
Business transformation costs	4			3
Fuji Xerox restructuring charge	1			3
Other expenses, net*	(47)			(40)
Segment Profit/Revenue	$330	$4,469	7.4%	$421	$4,771	8.8%
____________________________
* Includes rounding adjustments.

(1)	Profit and Revenue from continuing operations attributable to Xerox.

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions, except per share data. Shares in thousands)

	Three Months Ended March 31,
	2015	2014
Basic Earnings per Share:
Net income from continuing operations attributable to Xerox	$191	$266
Accrued dividends on preferred stock	(6)	(6)
Adjusted net income from continuing operations available to common shareholders	$185	$260
Net income from discontinued operations attributable to Xerox	34	15
Adjusted net income available to common shareholders	$219	$275
Weighted average common shares outstanding	1,109,999	1,178,828
Basic Earnings per Share:
Continuing operations	$0.17	$0.22
Discontinued operations	0.03	0.01
Total	$0.20	$0.23
Diluted Earnings per Share:
Net income from continuing operations attributable to Xerox	$191	$266
Accrued dividends on preferred stock	(6)	(6)
Adjusted net income from continuing operations available to common shareholders	$185	$260
Net income from discontinued operations attributable to Xerox	34	15
Adjusted net income available to common shareholders	$219	$275
Weighted average common shares outstanding	1,109,999	1,178,828
Common shares issuable with respect to:
Stock options	1,879	3,580
Restricted stock and performance shares	14,740	15,021
Convertible preferred stock	—	—
Convertible securities	—	332
Adjusted weighted average common shares outstanding	1,126,618	1,197,761
Diluted Earnings per Share:
Continuing operations	$0.16	$0.22
Discontinued operations	0.03	0.01
Total	$0.19	$0.23
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	2,716	7,742
Restricted stock and performance shares	16,730	19,183
Convertible preferred stock	26,966	26,966
Total Anti-Dilutive Securities	46,412	53,891

Dividends per Common Share	$0.0700	$0.0625

APPENDIX II
Xerox Corporation
Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended March 31,
(in millions)	2015	2014
Segment Profit	$330	$421
Reconciling items:
Restructuring and related costs [1]	(18)	(29)
Restructuring charges of Fuji Xerox	(1)	(3)
Amortization of intangible assets	(77)	(77)
Equity in net income of unconsolidated affiliates	(34)	(42)
Other	1	1
Pre-Tax Income	$201	$271
1 First quarter 2015 and 2014 Restructuring and asset impairment charges of $14 and $26, respectively, and business transformation costs of $4 and $3, respectively.
Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:
The Services segment comprises two service offerings:

▪	Business Process Outsourcing.

▪	Document Outsourcing, which includes Managed Print Services, Central Print Services and revenues from our partner print services offerings.

Document Technology:
The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

▪	“Entry”, which includes A4 devices and desktop printers.

▪
“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

▪	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:
The Other segment includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, Global Imaging network integration solutions and electronic presentation systems and non-allocated corporate items including non-financing interest and other items included in Other expenses, net.